UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 28, 2023

Elevai Labs, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-41875	85-1399981
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

c/o 120 Newport Center Drive, Ste. 250 Newport Beach, CA	92660
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 866-794-4940

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	ELAB	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item. 1.01 Entry into a Material Definitive Agreement.

On November 28, 2023, Elevai Labs, Inc., a Delaware corporation (the “Company”), entered into a collaboration and license agreement (the “Collaboration Agreement”) with Yuva BioSciences, Inc., a Delaware corporation (“Yuva”). Under the Collaboration Agreement, Yuva and the Company have agreed to collaborate on the research, development, manufacture and commercialization of a potentially new cosmetic product for Company’s aesthetics skincare offerings.

The Company will conduct joint trials within the initial six months of the Collaboration Agreement in order to assess Yuva’s licensed compound for the purpose of evaluating that licensed compound’s effect on improving the appearance of skin.

Under the Collaboration Agreement, the Company has non-exclusive, nontransferable, non-assignable, royalty-bearing rights and a license, with the right to sublicense certain of Yuva’s intellectual property to develop, manufacture and commercialize cosmetic products that contains Yuva’s proprietary compound and any of the Company’s exosome-based ingredients, or products under which exosomes serve as a carrier for Yuva’s proprietary compound in the United States, Canada and other mutually agreed to territories (the “Licensed Cosmetic Product”).

In consideration for the rights granted to the Company under the Collaboration Agreement, the Company has assumed all costs associated with the development, manufacture and commercialization incurred under the agreement and paid Yuva $5,000 as an upfront cash payment. The Company has further agreed to royalty payment obligations (i) for a minimum royalty during the five (5) years following the anniversary of the completion of any joint trials, and (ii) for earned royalties through net sales on a product basis during the latter of either (x) eight (8) years following November 28, 2023 or (y) the expiration of the last to expire valid claim of the licensed patents covering Yuva’s intellectual property used in such Licensed Cosmetic Product in any of the previously agreed to territories, or (z) ten (10) years after the first commercialization date of any Licensed Cosmetic Product on a country-by-country basis ((i)-(ii), collectively the “Royalty Obligations”).

The Collaboration Agreement will remain in effect, unless earlier terminated on a country-by-country basis, until (a) at the one year anniversary of the joint trial completion date, in Yuva’s reasonable determination, the Company has not (i) taken measurable actions to commercialize the Licensed Cosmetic Product, (ii) developed draft marketing materials for sale of Licensed Cosmetic Product, or (iii) paid in full its obligations for minimum royalties; (b) as of the second anniversary of the joint trial completion date, no net sales have accrued; (c) in Yuva’s reasonable judgement, the Company has failed to exert commercially reasonable efforts to development, manufacture or commercialization a Licensed Cosmetic Product. As an alternative to Yuva’s termination right, Yuva may offer the continuation of the Collaboration Agreement subject to an amendment to revise the Company’s Royalty Obligations.

The Collaboration Agreement also contains customary provisions for termination by either party, including in the event of breach of the Collaboration Agreement, subject to cure. Upon termination, all licenses granted by the Yuva to the Company will terminate.

The Collaboration Agreement includes customary representations and warranties on behalf of both the Company and Yuva. The Collaboration Agreement also provides for customary mutual indemnities. In addition, the Collaboration Agreement imposes certain exclusivity obligations on Yuva and the Company, respectively, with respect to the development, use, manufacture and commercialization of the Licensed Cosmetic Product. Neither party may assign the Collaboration Agreement or delegate its obligations to an affiliate or to a successor to certain of the business to which the Collaboration Agreement relates without the consent of the other party.

The foregoing is only a summary of certain provisions of the Collaboration Agreement and is qualified in its entirety by the terms of the Collaboration Agreement, a copy of which will be filed as an exhibit to the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2023. Pursuant to Item 601(b)(10)(iv) of Regulation S-K, the Company intends to redact from the filed copy of the Collaboration Agreement certain information that is both (i) not material and (ii) is the type of information that the Company treats as private or confidential.

Item 7.01 Regulation FD Disclosure.

On November 29, 2023, the Company issued a press release announcing that it had entered into the Collaboration Agreement and the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information furnished pursuant to Exhibit 99.1 hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under that section, nor shall it be deemed to be incorporated by reference in any filing made by the Company under the Securities Act of 1933, as amended, or the Exchange Act, except as otherwise expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are being filed herewith:

Exhibit No.	Description
99.1*	Press Release of the Company dated as of November 29, 2023
104	Cover Page Interactive Data File (embedded with the Inline XBRL document).

*	Furnished herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 4, 2023

Elevai Labs, Inc.

By:	/s/ Jordan R. Plews
Name:	Jordan R. Plews
Title:	Chief Executive Officer, President and Director

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